Exhibit 23.1
CONSENT OF INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM
     We consent to the incorporation in the Amendment No. 2 to Registration Statement on Form S-1 of Colorado Goldfields Inc. (an Exploration Stage Company) of our report dated December 21, 2007 (which expresses an unqualified opinion and includes an explanatory paragraph relating to the Company’s ability to continue as a going concern), which appears on page F-13 of this Amendment No. 2 to Registration Statement on Form S-1 and to the use of our name, and the statements with respect to us, under the heading Experts in the prospectus.
/s/ GHP HORWATH, P.C.
Denver, Colorado
April 25, 2008